Exhibit 10.2
RESTRICTED STOCK AGREEMENT
(Non-employee DIRECTOR)
(Section 5.1 Of The Omnibus Incentive Plan, as Amended and Restated)
This Restricted Stock Agreement set forth below (this “Agreement”) is dated as of May ____, 2019 (the “Issue Date”) and is between L. B. Foster Company, a Pennsylvania corporation (“Company”), and [NAME] (the “Shareholder”).
The Company has established its 2006 Omnibus Incentive Plan, as Amended and Restated (the “Plan”), to advance the interests of the Company and its Shareholders by providing incentives to certain eligible persons who contribute significantly to the strategic and long-term performance objectives and growth of the Company. All capitalized terms not otherwise defined in this Agreement have the same meaning given them in the Plan.
Pursuant to the provisions of the Plan, the Committee has full power and authority to direct the execution and delivery of this Agreement in the name and on behalf of the Company, and has authorized the execution and delivery of this Agreement.
AGREEMENT
The parties, intending to be legally bound hereby, agree as follows:
Section 1.Issuance of Stock. Subject and pursuant to all terms and conditions stated in this Agreement and in the Plan, as of the Issue Date, the Company hereby grants to Shareholder [# OF RESTRICTED SHARES] shares of Company common stock, par value $0.01 per share (the “Common Stock”) pursuant to Article V of the Plan. For purposes of this Agreement, the “Shares” shall include all of the shares of Common Stock issued to Shareholder pursuant to this Agreement or issued with respect to such shares of Common Stock, including, but not limited to, shares of Company capital stock issued by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
Section 2.Vesting; Rights; Obligations; and Restrictions on Transfer.
(a)None of the Shares may be sold, transferred, pledged, hypothecated or otherwise encumbered or disposed of until they have vested in accordance with the terms of this Section 2. Except as set forth in this Section 2, effective at the close of business on the date Shareholder ceases to be a Director for any reason other than as set forth in this Agreement, any Shares that are not vested in accordance with this Section 2, and any dividends accrued pursuant to Section 2(c) below, shall be automatically forfeited without any further obligation on the part of the Company. Shareholder hereby assigns and transfers any forfeited Shares and the stock certificate(s) or other evidence of ownership representing such Shares to the Company.

(b)All of the Shares will vest 100% on the earlier of the (i) first anniversary of the Issue Date or (ii) date of the Company’s next Annual Meeting of Shareholders which occurs after the Issue Date (the “Vesting Date”), subject to Shareholder’s continued service as a Director of the Company until such Vesting Date. However, any unvested Shares shall immediately vest in full upon the occurrence of the following events if such event(s) occur(s) prior to the Vesting Date: (i) Shareholder experiences a Separation from Service as a Director due to Shareholder’s death or Disability; or (ii) a Change in Control, unless the acquiring entity in such Change in Control assumes this Agreement and converts the Shares into a substantially comparable award of capital stock or other equity incentive instrument in such acquiring entity as determined by the Board and with such shares or equivalent continuing to vest on the Vesting Date regardless of whether such Director experiences a Separation from Service between the date of the Change in Control and the Vesting Date.
(c)Subject to the foregoing provisions of this Section 2 and the provisions of the Plan, Shareholder shall have all rights of a shareholder with respect to the Shares, including the right to vote the Shares and to receive dividends, provided, however, that until such time as the Shares, or portion thereof, shall have vested, the Company shall accrue on its books and records for the benefit of the Shareholder an amount equal to the dividend payment that would otherwise have been received on the Shares but for this Agreement to accrue the dividend payments. Dividends accrued for the benefit of the Shareholder shall be payable as the Shares vest with payment to be made by the Company, or its agent, within ten (10) business days after vesting.
(d)The certificates, if any, representing unvested Shares will bear the following or similar legend:
“The securities represented by this certificate are subject to forfeiture and restrictions on transfer as set forth in the Restricted Stock Agreement between the issuer and the initial holder of these shares. A copy of that document may be obtained by the holder without charge at the issuer’s principal place of business or upon written request.”
Section 3.Investment Representation. Shareholder hereby acknowledges that the Shares cannot be sold, transferred, assigned, pledged or hypothecated in the absence of an effective registration statement for the Shares under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws or as otherwise provided herein or in the Plan. Shareholder also agrees that the Shares which Shareholder acquires pursuant to this Agreement will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.
Section 4.Book Entry Account. At the discretion of the Company, certificates for the Shares may not be issued. In lieu of certificates, the Company may establish a book entry account for the Shares, until vested, in the name of the Shareholder with the Company’s transfer agent for its Common Stock.
Section 5.Income Taxes.

(a)Shareholder acknowledges that, if Shareholder is a Pennsylvania resident, Shareholder is responsible for any and all applicable income and other taxes, as well as any social insurance contributions and other deductions or withholdings required by applicable law, from this Award, including federal, FICA, state, and local taxes applicable to Shareholder (such taxes, the “Tax-Related Items”). Shareholder further acknowledges that the Company (a) makes no representations or undertakings regarding the Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting, or delivery of Shares under the Award, the subsequent sale of Shares acquired pursuant to the Award, and the receipt of any dividends, and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Shareholder’s liability for Tax-Related Items.
(b)If Shareholder is not a Pennsylvania resident, Shareholder acknowledges that any issuance of Shares to Shareholder pursuant to this Award shall be subject to any applicable tax withholding requirements. The Company shall automatically, not later than the date as of which the transfer of Shares pursuant to this Award becomes a taxable event for federal income tax or other applicable withholding tax purposes, cause the required minimum federal, state, local, non-U.S., or other taxes required by law to be withheld on account of such taxable event to be satisfied by withholding from Shares to be issued to Shareholder a number of Shares with an aggregate Fair Market Value that would satisfy such minimum withholding obligation.
(c)Shareholder agrees further to notify the Company promptly if Shareholder files an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to any Shares.
Section 6.No Right to Continued Service. Neither the Plan nor this Agreement shall be deemed to give Shareholder any right to continued service as a Director of the Company, nor shall the Plan or the Agreement be deemed to limit in any way the Company’s right to terminate the Shareholder’s service as a Director at any time.
Section 7.Further Assistance. Shareholder will provide assistance reasonably requested by the Company in connection with actions taken by Shareholder while serving as a Director of the Company, including but not limited to assistance in connection with any lawsuits or other claims against the Company arising from events during the period in which Shareholder served as a Director of the Company.
Section 8.Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Company and Shareholder and their respective heirs, representatives, successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Company and the Shareholder and their respective heirs, representatives, successors and permitted assigns. The parties agree that this Agreement shall survive the issuance of the Shares.

Section 9.Agreement to Abide by Plan; Conflict between Plan and Agreement. The Plan is hereby incorporated by reference into this Agreement and is made a part hereof as though fully set forth in this Agreement. Shareholder, by execution of this Agreement, represents that he or she is familiar with the terms and provisions of the Plan and agrees to abide by all of the terms and conditions of this Agreement and the Plan. Shareholder accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any question arising under the Plan or this Agreement (including, without limitation, the date that Shareholder’s service as a Director of the Company terminates). In the event of any conflict between the Plan and this Agreement, the Plan shall control and this Agreement shall be deemed to be modified accordingly, except to the extent that the Plan gives the Committee the express authority to vary the terms of the Plan by means of this Agreement, in which case this Agreement shall govern.
Section 10.Entire Agreement. Except as otherwise provided herein, this Agreement and the Plan, which Shareholder has reviewed and accepted in connection with the grant of the Shares reflected by this Agreement, constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter of this Agreement.
Section 11.Choice of Law. To the extent not superseded by federal law, the laws of the Commonwealth of Pennsylvania (without regard to the conflicts laws thereof) shall control in all matters relating to this Agreement and any action relating to this Agreement must be brought in State or Federal Courts located in the Commonwealth of Pennsylvania.
Section 12.Notice. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the following address: If to the Company, L. B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220, Attn: Secretary; and if to the Shareholder, to his or her address as it appears on the Company’s records. Either party to this Agreement may send any notice, request, demand, claim, or other communication under this Agreement to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Either party to this Agreement may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner set forth in this section.
Section 13.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 14.Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan. Notwithstanding, the Company may, in its sole discretion and without the Shareholder’s consent, modify or amend the terms of this Agreement, impose conditions on the timing and effectiveness of the issuance of the Shares, or take any other action it deems necessary or advisable, to cause this Award to be excepted from Section 409A of the Code (or to comply therewith to the extent the Company determines it is not excepted).
Section 15.Acknowledgments.
(a)By accepting the Shares, the Shareholder acknowledges receipt of a copy of the Plan and agrees to be bound by the terms and conditions set forth in the Plan and this Agreement, as in effect and/or amended from time to time.
(b)The Plan and related documents may be delivered to Shareholder electronically. Such means of delivery may include but do not necessarily include the delivery of a link to a Company intranet site or the internet site of a third party involved in administering the Plan, the delivery of the documents via e-mail or CD-ROM or such other delivery determined at the Committee’s discretion. Both Internet Email and the World Wide Web are required in order to access documents electronically.
(c)This Award is intended to be excepted from coverage under Section 409A of the Code and the regulations promulgated thereunder and shall be interpreted and construed accordingly. Notwithstanding, Shareholder recognizes and acknowledges that Section 409A of the Code may impose upon the Shareholder certain taxes or interest charges for which the Shareholder is and shall remain solely responsible.
(d)Shareholder acknowledges that, by receipt of this Award, Shareholder has read this Section 15 and consents to the electronic delivery of the Plan and related documents, as described in this Section 15. Shareholder acknowledges that Shareholder may receive from the Company a paper copy of any documents delivered electronically at no cost if Shareholder contacts the Company’s General Counsel by telephone at (412) 928-7829 or by mail to L.B. Foster Company, 415 Holiday Drive, Pittsburgh, PA 15220 ATTN: General Counsel. Shareholder further acknowledges that Shareholder will be provided with a paper copy of any documents delivered electronically if electronic delivery fails.

IN WITNESS WHEREOF, the Company has caused a duly authorized officer to execute this Agreement on its behalf, and the Shareholder has placed his/her signature hereon, effective as of the Issue Date.
L. B. FOSTER COMPANY
By:
Name:
Title:
ACCEPTED AND AGREED TO:
, Shareholder
Name